News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

AND DECLARES DIVIDEND

New Brunswick, New Jersey, April 23, 2024 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2024.

The Company reported a 6% increase in its net income for the three months ended March 31, 2024, to $1,897,000 compared with net income of $1,796,000 for the three months ended March 31, 2023. Net income for the six months ended March 31, 2024 was $3,549,000 compared with net income of $3,606,000 for the six months ended March 31, 2023.

Basic and diluted earnings per share were $0.30 for the three months ended March 31, 2024 compared with $0.28 for the three months ended March 31, 2023. Basic and diluted earnings per share were unchanged at $0.56 for the six months ended March 31, 2024 compared with the six months ended March 31, 2023.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share, which will be paid on May 21, 2024 to stockholders of record as of May 7, 2024.

“Half-way through our fiscal year, we are pleased to report continued strong earnings,” stated John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp. “The challenging yield curve continued to compress the Company’s interest margin during the quarter, however our strong loan growth has largely offset its impact and is positioning us to benefit when interest rates normalize. Importantly, our credit portfolio has remained consistently solid during these uncertain economic times, with our non-performing loans declining to 0.62% of total loans.”

“We also remain committed to effectively deploying our capital. In addition to solid loan growth during the six months ended March 31, 2024, we repurchased 71,745 shares of our stock under our second repurchase plan, taking advantage of our discounted price as a percentage of our book value per share, and have increased our quarterly dividend to $0.05 per share in fiscal 2024.”

Results of Operations for the Three Months Ended March 31, 2024

Net income increased $101,000, or 5.6%, to $1.9 million during the three-month period ended March 31, 2024 compared with $1.8 million during the three-month period ended March 31, 2023, due to lower provisions for credit loss and lower income tax expense, partially offset by higher other expenses.

The Company’s net interest and dividend income decreased $23,000, or 0.3%, to $6.9 million for the quarter ended March 31, 2024 from the quarter ended March 31, 2023. The decrease was attributable to a 44-basis point decrease in the Company’s net interest margin to 3.17% for the three months ended March 31, 2024 from 3.61% for the three months ended March 31, 2023, partially offset by a $107.5 million increase in the average balance of interest-earning assets between the periods.

Interest and dividend income increased $2.7 million, or 29.9%, to $11.9 million for the three months ended March 31, 2024 compared with $9.2 million for the three months ended March 31, 2023. The increase was attributable to a 67-basis point increase in the yield on interest-earning assets to 5.45% for the three months ended March 31, 2024 from 4.78% for the three months ended March 31, 2023, which was attributable to higher market interest rates between periods. Also contributing to the higher interest and dividend income were higher average balances of loans and interest-earning deposits, which increased $60.5 million and $50.1 million, respectively.

Interest expense increased $2.8 million, or 124.3%, to $5.0 million for the three months ended March 31, 2024 from $2.2 million for the three months ended March 31, 2023. The cost of interest-bearing liabilities increased 140 basis points to 3.15% for the three months ended March 31, 2024 compared with 1.75% for the three months ended March 31, 2023 resulting primarily from higher market interest rates. In addition, the average balance of interest-bearing liabilities increased $125.7 million, or 24.3%, to $642.5 million from higher money market and time deposit account balances.

The Company’s provision for credit losses was $14,000 for the three months ended March 31, 2024 compared with $195,000 for the three months ended March 31, 2023. The lower provision for credit losses resulted from lower net charge-offs as well as a decrease in construction loan balances, which require higher provisions for credit loss. The Company recorded $65,000 in net loan recoveries during the three months ended March 31, 2024 compared with $102,000 in net loan charge-offs during the three months ended March 31, 2023.

Other income decreased $9,000, or 1.4%, to $622,000 during the three months ended March 31, 2024 compared with $631,000 for the three months ended March 31, 2023. The decrease was due to lower loan prepayment fees, partially offset by higher gains from the sale of Small Business Administration 7(a) loans, which increased $12,000 to $213,000 for the three months ended March 31, 2024 from $201,000 for the three months ended March 31, 2023.

Other expenses increased $312,000, or 6.5%, to $5.1 million during the three months ended March 31, 2024 compared with $4.8 million for the three months ended March 31, 2023. The increase was primarily attributable to higher compensation and benefit expense, which increased $234,000, or 8.4%, to $3.0 million, due to fewer open positions between periods and the additions of a commercial lender and a commercial credit analyst. Other expenses increased $106,000, or 23.2%, from higher recruitment costs, loan origination and servicing costs, OREO expenses and operating expenses.

The Company recorded tax expense of $526,000 on pre-tax income of $2.4 million for the three months ended March 31, 2024, compared with $790,000 on pre-tax income of $2.6 million for the three months ended March 31, 2023. The decrease in income tax expense was primarily driven by changes in deferred tax items during the period. The Company’s effective tax rate for the three months ended March 31, 2024 was 21.7% compared with 30.5% for the three months ended March 31, 2023.

Results from Operations for the Six Months Ended March 31, 2024

Net income decreased $57,000, or 1.6%, to $3.5 million during the six-month period ended March 31, 2024 compared with $3.6 million for the six-month period ended March 31, 2023 due to higher other expenses, partially offset by higher net interest and dividend income.

The Company’s net interest and dividend income increased $330,000, or 2.4%, to $14.2 million for the six months ended March 31, 2024 from $13.8 million for the six months ended March 31, 2023. The increase was attributable to a $109.9 million, or 14.3%, increase in the average balance of interest-earning assets between the periods, partially offset by a 38-basis point decrease in the Company’s net interest margin to 3.23% for the six months ended March 31, 2024 from 3.61% for the six months ended March 31, 2023.

Interest and dividend income increased $5.8 million, or 32.8%, to $23.5 million for the six months ended March 31, 2024 from $17.7 million for the six months ended March 31, 2023. The increase was attributable to a 74-basis point increase in the yield on interest-earning assets, as well as a $60.3 million, or 9.2%, increase in the average balance of net loans receivable and a $53.0 million increase in the average balance of interest-earning deposits. The increase in yield on the Company’s assets was attributable to higher market interest rates between periods.

Interest expense increased $5.5 million, or 142.6%, to $9.3 million for the six months ended March 31, 2024 from $3.8 million for the six months ended March 31, 2023. The cost of interest-bearing liabilities increased 147-basis points to 2.98% for the six months ended March 31, 2024 compared with 1.51% for the six months ended March 31, 2023 resulting primarily from higher market interest rates between periods. In addition, the average balance of interest-bearing liabilities increased $117.3 million, or 23.0%, to $626.8 million from higher money market account and time deposit account balances.

The Company’s provision for credit losses was $495,000 for the six months ended March 31, 2024 compared with $513,000 for the six months ended March 31, 2023. Provisions for credit losses resulted from growth in the Company’s loan portfolio, particularly construction and commercial real estate loans, during the six months ended March 31, 2024. The Company recorded $66,000 in net loan recoveries during the six months ended March 31, 2024 compared with $102,000 in net loan charge-offs during the six months ended March 31, 2023.

Other income was unchanged at $1.2 million during the six months ended March 31, 2024 compared with the six months ended March 31, 2023.

Other expenses increased $751,000, or 8.0%, to $10.1 million during the six months ended March 31, 2024 from $9.4 million during the six months ended March 31, 2023. The increase was primarily attributable to higher compensation and benefit expense, which increased $459,000, or 8.5%, to $5.9 million, due to fewer open positions between periods and the additions of a commercial lender and a commercial credit analyst. Other expenses increased $206,000, or 21.7%, from higher recruitment costs, loan origination and servicing costs, OREO expenses and operating expenses.

The Company recorded tax expense of $1.2 million on pre-tax income of $4.8 million for the six months ended March 31, 2024, compared with $1.6 million on pre-tax income of $5.2 million for the six months ended March 31, 2023. The decrease in income tax expense was primarily driven by changes in deferred tax items during the period. The Company’s effective tax rate for the six months ended March 31, 2024 was 25.7% compared with 30.3% for the six months ended March 31, 2023.

Balance Sheet Comparison

Total assets increased $21.3 million, or 2.3%, to $928.6 million at March 31, 2024 from $907.3 million at September 30, 2023. The increase was attributable to higher balances of loans receivable, partially offset by lower interest-earning deposits with banks.

Cash and interest-earning deposits with banks decreased $22.5 million, or 31.1% to $50.0 million at March 31, 2024 from $72.5 million at September 30, 2023 resulting from deployment of these funds into loans receivable during the six months ended March 31, 2024.

At March 31, 2024, investment securities totaled $95.4 million, reflecting a decrease of $609,000, or 0.6%, from September 30, 2023. The decrease resulted from matured bonds totaling $4.5 million and payments from mortgage-backed securities totaling $2.6 million during the six months ended March 31, 2024. Offsetting these decreases were purchases totaling $6.0 million and a $500,000 increase in the market value of the Company’s available-for-sale investment securities. There were no credit losses recorded for the Company’s investment securities during the six months ended March 31, 2024.

Total loans receivable increased $44.5 million, or 6.4%, to $742.7 million at March 31, 2024 from $698.2 million at September 30, 2023. The increase in total loans receivable during the six months ended March 31, 2024 occurred in commercial real estate loans, which increased $40.0 million, construction and land loans, which increased $7.3 million, one-to four-family residential real estate loans (including home equity lines of credit), which increased $216,000 and other loans, which increased $157,000. Partially offsetting these increases were commercial business loans, which decreased $3.2 million.

Total non-performing loans decreased $497,000, or 9.8%, to $4.6 million at March 31, 2024 during the six months ended March 31, 2024 from $5.1 million at September 30, 2023. The decline was attributable to the foreclosure of a residential property previously securing a $777,000 construction loan and payments totaling $4,000, partially offset by a $284,000 increase in non-performing loans secured by single family residential properties. The ratio of non-performing loans to total loans decreased to 0.62% at March 31, 2024 from 0.73% at September 30, 2023.

The allowance for credit losses increased $69,000 to $8.4 million during the six months ended March 31, 2024. Upon adoption of ASU 2016-13 on October 1, 2024, the Company’s allowance for credit losses decreased $492,000. Growth in loans receivable and loan commitments during the six months ended March 31, 2024 resulted in additional provisions for credit loss totaling $495,000 and there were $66,000 in loan recoveries. The Company’s allowance for on-balance sheet credit losses decreased to $7.7 million at March 31, 2024 from $8.3 million at September 30, 2023 while its reserve for off-balance sheet commitments increased to $705,000 at March 31, 2024 from $0 at September 30, 2023.

The allowance for on-balance sheet loan losses as a percentage of non-performing loans increased to 167.7% at March 31, 2024 from 163.9% at September 30, 2023. The Company’s allowance for on-balance sheet loan losses as a percentage of total loans was 1.04% at March 31, 2024 compared with 1.19% at September 30, 2023. Future increases in the allowance for credit losses may be necessary based on possible future increases in non-performing loans and charge-offs, the possible deterioration of collateral values, and the possible deterioration of the current economic environment.

Other real estate owned increased $842,000, or 256.7%, to $1.2 million at March 31, 2024 from the addition of one single family property, which was recently appraised at $1.3 million. The Company held one other commercial real estate property totaling $328,000 that was under contract for sale at March 31, 2024.

Total deposits increased $19.4 million, or 2.6%, to $774.9 million at March 31, 2024 from $755.5 million at September 30, 2023. The inflow in deposits occurred in certificates of deposit (including individual retirement accounts), which increased $30.3 million, or 28.9%, to $135.0 million and in money market accounts, which increased $15.4 million, or 5.4%, to $300.3 million. Partially offsetting these increases were decreases in non-interest bearing checking accounts, which decreased $19.9 million, or 10.6%, to $168.6 million, in savings accounts, which decreased $4.6 million, or 7.4%, to $57.5 million and in interest-bearing checking accounts (NOW), which decreased $1.7 million, or 1.5%, to $113.5 million.

Included in the Company’s total deposits was an estimated $118.0 million that exceeded the Federal Deposit Insurance Corporation’s insurance coverage limit of $250,000.

Brokered deposits, which are included in certificates of deposits within total deposits, increased $7.8 million to $21.6 million at March 31, 2024 from $13.8 million at September 30, 2023. The Company utilized brokered deposits to extend its liabilities as part of its interest rate risk management. Borrowings decreased $719,000, or 2.4%, to $28.8 million at March 31, 2024 from $29.5 million at September 30, 2023.

The Company’s book value per share increased to $16.30 at March 31, 2024 from $15.70 at September 30, 2023. The increase was due to the Company’s results from operations, partially offset by $0.16 in dividends paid and 71,745 shares repurchased during the six months ended March 31, 2024 at an average share price of $11.14.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

 (Dollars In Thousands, Except for Per-Share Amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
	(Unaudited)
Income Statement Data:
Interest and dividend income	$11,920	$9,174	$23,478	$17,676
Interest expense	4,997	2,228	9,310	3,838
Net interest and dividend income	6,923	6,946	14,168	13,838
Provision for credit losses	14	195	495	513
Net interest and dividend income after
provision for credit losses	6,909	6,751	13,673	13,325
Other income	622	631	1,231	1,229
Other expense	5,108	4,796	10,130	9,379
Income before income tax expense	2,423	2,586	4,774	5,175
Income tax expense	526	790	1,225	1,569
Net income	$1,897	$1,796	$3,549	$3,606

Per Share Data:
Net income per share-basic	$0.30	$0.28	$0.56	$0.56
Net income per share-diluted	$0.30	$0.28	$0.56	$0.56
Book value per share, at period end	$16.30	$15.12	$16.30	$15.12

Selected Ratios (annualized):
Return on average assets	0.81%	0.87%	0.76%	0.88%
Return on average equity	7.13%	7.22%	6.55%	7.09%
Net interest margin	3.17%	3.61%	3.23%	3.61%

	March 31,	September 30,
	2024	2023
	(Unaudited)
	(Dollars in Thousands)
Balance Sheet Data:
Assets	$928,564	$907,292
Total loans receivable	741,712	698,206
Allowance for credit losses	7,694	8,330
Investment securities - available for sale, at fair value	11,913	10,125
Investment securities - held to maturity, at cost	83,438	85,835
Deposits	774,888	755,453
Borrowings	28,796	29,515
Shareholders' Equity	107,635	104,790

Asset Quality Data:
Non-performing loans	$4,587	$5,084
Other real estate owned	1,170	328
Total non-performing assets	$5,757	$5,412
Allowance for credit losses to non-performing loans	167.73%	163.85%
Allowance for credit losses to total loans receivable	1.04%	1.19%
Non-performing loans to total loans receivable	0.62%	0.73%
Non-performing assets to total assets	0.62%	0.60%
Non-performing assets to total equity	5.35%	5.16%